Execution Version

RELEASE AGREEMENT

May 11, 2015

This RELEASE AGREEMENT (this “Agreement”) is made and entered into as of May 11, 2015, by and between Shanda Media Group Limited, a limited liability company incorporated under the laws of the British Virgin Islands (“Shanda Media”), and Mr. Xu Xudong （许旭东）, a citizen of the People’s Republic of China with passport number of ######## (“Mr. Xu”). Shanda and Mr. Xu are hereinafter collectively referred to as the “parties” and each individually as a “party.”

WHEREAS, the parties entered into a share purchase agreement (the “Original SPA”) dated March 31, 2014, pursuant to which Mr. Xu purchased 1,938,360,784 ordinary shares (the “Sale Shares”) of Ku6 Media Co. Ltd. (the “Company”) from Shanda Media, and also executed and issued a promissory note in favor of Shanda Media for the amount of US$47,350,831.05 upon the closing under the Original SPA (“Promissory Note”).

WHEREAS, the parties entered into a new share purchase agreement (the “SPA”) dated May 11, 2015 pursuant to which Shanda Media has agreed to purchase from Mr. Xu and Mr. Xu has agreed to sell to Shanda Media all the Sale Shares in exchange for the cancellation of the Promissory Note.

WHEREAS, in connection with the purchase and sale contemplated in the SPA, the parties agree to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree to as follows:

1. No Liability. Upon the execution of this Agreement, each party shall cease to be liable to the other party under or in relation to the Original SPA, whether in respect of actions taken or not taken by such party prior to, on or after the date of this Agreement; provided that the provisions of Section 7.02 (Confidentiality) of the Original SPA shall remain in full force and effect and continue to bind the parties.

2. Release.  Each Party hereby releases and forever discharges, all actions, causes of action, suits, losses, liabilities, damages, rights, obligations, costs, expenses, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured and whether in law or equity (collectively, “Claims”) that it, its present and former parent, subsidiaries, associates, assignees, transferees, representatives, principals, agents, officers and directors or any of them (the “Releasing Parties”) ever had, may have or hereafter can, shall or may have against the other party or any of its present and former parent, subsidiaries, associates, representatives, principals, agents, officers or directors (the “Released Parties”) arising

Execution Version

out of or connected with the Original SPA, and/or the transactions contemplated by the Original SPA or any past, present or future action or non-action relating to the transactions contemplated by the Original SPA, including but not limited to any past, present or future communication, correspondence, promises, commitments, undertakings and agreements, written or oral, by any of the Released Parties or between any of the Released Parties and any of the Releasing Parties, relating to or in connection with the transactions contemplated by the Original SPA.  The foregoing release may be raised as a complete bar to any Claim against any of the Released Parties by any of the Releasing Parties, and the Released Parties may recover from any of the Releasing Parties all costs incurred in connection with such Claim, including attorney’s fees.  Each of the Released Parties is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any proceeding with respect to the matters covered hereby.

3. No Release Under the SPA. For the avoidance of doubt, this Agreement shall not release any of the parties’ rights and obligations under the SPA.

4. Amendments; Waivers.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

5. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

6. Binding Effect; Third-Party Beneficiaries; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, other than paragraphs 1 and 2 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons). No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other party and any attempted assignment without the required consent shall be void.

7. Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Hong Kong regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Execution Version

8. Dispute Resolution.  Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this paragraph 8. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of one arbitrator and shall be appointed by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

9. Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

10. Effectiveness; Counterparts.  This Agreement shall become effective and the binding obligations of the parties upon the signing of this Agreement by both parties.  This Agreement may be executed and delivered (including by facsimile transmission, e-mail of .pdf version or delivery of photographic copy via text message or WeChat) in one or more counterparts, all of which when executed and delivered shall be considered one and the same agreement.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

By:	/s/ Xu Xudong
XU XUDONG

SHANDA MEDIA GROUP LIMITED

By:	/s/ Tianqiao Chen
	Name:	Tianqiao Chen
	Title:	Director